Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 11, 2007 (except for Note 15(e), as to which the date is August 3, 2007) on Pzena Investment Management, LLC and Subsidiaries and to the use of our report dated June 11, 2007 (except for Note 2, as to which the date is October 5, 2007) on Pzena Investment Management, Inc. in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-143660) and related Prospectus of Pzena Investment Management, Inc. for the registration of its Class A shares.

ERNST & YOUNG LLP

New York, New York
October 22, 2007